 www.fuegoentertainment.net
FUEGO ENTERTAINMENT

 Letter of Agreement

AGREEMENT MADE this 26 day of  October, 2006(“Effective Date”) between FUEGO ENTERTAINMENT INC, from hereon known as Fuego Entertainment with its principal place of business at 8010 NW 156 Terr, Miami Lakes, Florida, 33016 and Hugo M. Cancio  from hereon known as The Producer

                                                    RECITALS

WHEREAS, The Producer is the rightful owner or licensee of all right, title and interest in the film; Zafiros Locura Azul

WHEREAS, The Producer desires to grant the exclusive rights of distribution, marketing promotion and commercial exploitation of the film; Zafiros Locura Azul to Fuego Entertainment, Inc.

WHEREAS, Fuego Entertainment Inc, herein accepts the exclusive rights granted by The Producer on the terms and conditions set forth in this agreement.

NOW THEREFORE, the Parties hereto agree as follows:

That The Producer.  hereby grants Fuego Entertainment, Inc an exclusive rights , to market , promote , sell, distribute, sub license to other the feature film  Zafiros Locura Azul

The rights to use all promotional artwork, negatives, photographs, DVD covers and textual materials including all materials related to the film or the name of the artist or participant feature in the film.All biographical information concerning the Producer, Director and production house of the film and those artists whose performances are embodied on the film or any portion thereof.

In exchange for granting all the rights herein enclosed, The producer will receive 25%  of the NET revenues generated by the sale, distribution, licensing rights of the film for entire duration of this agreement.

A quarterly distribution statement will be supplied to the producer. All net proceeds will be paid to the producer each quarter.

TERMS

The term of this agreement will be for a period of five (10)years automatically renewable at the end of the five year term unless otherwise express in writing by any of the parties. If there are no net proceeds after (1) year all rights return to the producer.

TERRITOTY

The World.

REPRESENTATIONS AND WARRANTIES.

The producer hereby represents and warrants to Fuego Entertainment. all of the following : (a) The producer is duly organized and validly existing under the laws of its state of incorporation, or has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof; (b) The Producer is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and any person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; (c) This Agreement is legally binding upon the producer and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity whether enforceability is considered a proceeding at law or equity.

(d) The producer owns and has full right in and to the film and all intellectual property rights thereto, or if licensed by the producer, all necessary rights and licenses to grant the licenses and rights granted to Fuego Entertainment under this Agreement; (e) The Film is delivered free and clear from all liens and encumbrances; (f) The Film are commercially and technically satisfactory; (g) The Film do not infringe or misappropriate any patent, trademark, copyright, trade secret know-how, moral rights or other intellectual property rights of any third party;(h)As of the Effective Date of this Agreement, there is no pending or threatened claim or liability against the producer arising out of or relating to the film or its master or claim that the Masters infringe or misappropriate any patent, trademark, copyright, trade secret know- how, moral rights or other intellectual property rights of any third party;
(i) There is no notice or consent requirement in connection with the execution and delivery of this Agreement by the Producer and/or the consummation or performance of any of the transactions contemplated in this Agreement .

(j)There are no contracts which prohibit Producer from granting the rights herein  to Fuego Entertainment.

Fuego Entertainment  hereby represents and warrants to the producer all of the following:

(a) Fuego Entertainment  is duly organized and validly existing under the laws of its state of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b) Fuego Entertainment is  authorized to execute and deliver this Agreement and to perform its obligations hereunder, and any person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action.

(c) This Agreement is legally binding upon Fuego Entertainment and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity whether enforceability is considered a proceeding at law or equity.

 INDEMNIFICATION.

(a) The producer hereby agrees to indemnify, defend, and hold harmless Fuego Entertainment  and its officers, directors, shareholders, employees, consultants and agents from and against any and all damages, suits, claims, actions, or demands, and any related liabilities, expenses and losses (including reasonable attorneys’ fees and other costs of defense) (“The Producers Claims”) arising out of or in connection with, or are in any way related to (i) any claim, which if true, would result in a breach by The Producer of this Agreement ,and all third party claims alleging that the Masters infringe any patent, copyright, trademark, trade secret or other intellectual property rights of any such third party.

(b)  Fuego Entertainment hereby agrees to indemnify, defend, and hold harmless Licensor and its officers, directors, shareholders, employees, consultants and agents from and against any and all damages, suits, claims, actions, or demands, and any related liabilities, expenses and losses
(including reasonable attorneys’ fees and other costs of defense) (“Fuego Entertainment Claims”) arising out of or in connection with, or are in any way related to any claim, which if true, would result in a breach by Fuego Entertainment of this .

CONFIDENTIALITY.

Each Party shall hold in confidence the financial terms of this Agreement and all materials or information disclosed to it in confidence hereunder (“Confidential Information”) which are marked as confidential or proprietary, or if disclosed verbally, reduced to writing and marked confidential within thirty (30) days after the date of disclosure. Each Party agrees to take precautions to prevent any unauthorized disclosure or use of Confidential Information consistent with precautions used to protect such Party’s own confidential information, but in no event less than reasonable care. The obligations of the Parties hereunder shall not apply to any materials or information which a party can demonstrate, through documented evidence (a) i-s now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information as evidenced by its records; (c) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure; (d) is independently developed by the receiving party without use of any Confidential Information; or (e) is the subject of a written permission to disclose provided by the disclosing party. Notwithstanding any other provision of this Agreement, disclosure of Confidential Information shall not be precluded if such disclosure is reasonably necessary in connection with regulatory filings (including filings with the SEC) and complying with a court order, governmental regulations, or any applicable law; provided, however, that the responding Party shall first have given notice to the other Party hereto in order that such other Party may obtain a protective order requiring that the Confidential Information so disclosed be used only for which the order was issued and the responding Party uses reasonable efforts to have such information be treated as confidential and under seal.

 TERMINATION.

1 Termination.

Either Party may terminate this Agreement prior to the expiration of the Term or any Renewal Term upon the occurrence of any of the following: (1) upon or after the bankruptcy, insolvency, dissolution or winding up of the other Party; or (2) upon or after the breach of any material provision of this Agreement by the other Party if the breaching Party has not cured such breach within thirty (30) days after written notice thereof by the non-breaching Party. The Parties agree, however, that, in the case of any breach or threat of breach by the Producer of any terms or conditions of this Agreement, Fuego Entertainment may take any appropriate legal action, including without limitation action for injunctive relief, consisting of orders temporarily restraining and preliminarily and permanently enjoining such actual or threatened breach.

3 Effect of Expiration or Termination. Upon the expiration or termination for any eason of this Agreement, all rights under the licenses granted hereunder shall automatically terminate, provided however, that expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Within thirty (30) days following the expiration or termination of this Agreement, except to the extent and for so long as a Party is entitled to retain license rights under this Agreement, each Party shall deliver to the other Party any and all Confidential Information, and any copies thereof, of the other Party in its possession, except that the Party will be entitled to retain one (1) copy of all documents in its legal archives for the sole purpose of monitoring its compliance with its confidentiality obligations hereunder.

4) Fuego Entertainment will not license, without fee, any broadcast or other distribution, without express written consent from the Producer.

PUBLICITY.

Licensor and Fuego Entertainment will not issue a press release or release publicly any information relating to this Agreement or the underlying transaction, except with Fuego Entertainment ’s prior written consent.

MISCELLANEOUS.

.1 Governing Law and Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Florida without regard to its conflicts of laws provisions and without applying the United Nations Convention on Contracts for the International Sale of Goods. The sole jurisdiction and venue for actions related to the subject matter of this Agreement shall the state and federal courts located in Dade County, Florida USA; provided, however, that either Party may seek injunctive relief and to enforce judgments in any court of competent jurisdiction. Both Parties consent to the exclusive personal and subject matter jurisdiction of such courts and each agree that process may be served in the manner provided herein for giving notices or otherwise as allowed state or U.S. federal law. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys’ fees.

.2 Successors and Assigns. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.

3 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than non-payment) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including, but not limited to, fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party.

4 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.
5 Notice. All notices and other communications provided for hereunder shall be in writing and shall be delivered personally or by first class mail, addressed as follows:

Addressed to:

Fuego Entertainment Inc,
8010 NW 156 Terr
Miami Lakes, Florida, 33016
Attn: Hugo Cancio

Either Party may by like notice specify or change an address to which notices and communications shall thereafter be sent. Notices sent by mail shall be effective upon receipt. Notices given personally shall be effective when delivered.

6 Independent Contractors. It is expressly agreed that Fuego Entertainment  and the Producer shall be independent contractors. Neither the entering into, nor the performance of this Agreement, shall create any partnership, joint venture, agency, or employer-employee relationship between the Parties. Neither Party has the authority to make any statement, representations or commitments of any kind on behalf of the other, or to take any action that is binding on the other Party, without the prior written consent of the other Party.

7 Entire Agreement; Amendment. This Agreement (including all exhibits attached hereto) sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

8 Headings. The captions to the several sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several sections hereof.

9 Waiver. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

10 Counterparts. This Agreement may be executed by counterparts, of which shall be deemed to be originals but both of which shall constitute one and the same Agreement.
Facsimile signatures shall be deemed to have the same effect as their originals.

Fuego Entertainment Media Group, LLC.

By: Date:______________________
Its: _________________________________

THE PRODUCER

By: Date:______________________
Its: _________________________________